CF-319983

Certificate of Incorporation on Change of Name

I DO HEREBY CERTIFY that

Golden Bull Limited

having by Special resolution dated 4th day of September Two Thousand Twenty changed its name, is now incorporated under name of

Bit Digital, Inc.

Given under my hand and Seal at George Town in the
Island of Grand Cayman this 9th day of September Two Thousand Twenty

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

An Authorised Officer,
Registry of Companies,
Cayman Islands.

Authorisation Code : 394930615627
www.verify.gov.ky
10 September 2020